Press Release

NEWS RELEASE

Freedom Financial Group, Inc.
3058 East Elm St.
Springfield, MO. 65802
417-886-6600

DATE 4/25/08  FOR IMMEDIATE RELEASE

The Freedom Financial Group, Inc (OTC-BB: FFGR)., of Springfield, MO named Kevin Maxwell as the Company’s Chief Financial Officer and Treasurer in March 2008. He was named interim CFO in January 2008, and previously served as the Company’s Controller since 2003. Prior to joining Freedom Financial Group, he served 11 years as Vice-President and Chief Financial Officer, and Controller for Hamra Enterprises, a restaurant, hotel, and real estate management company located in Springfield, Missouri, where he was instrumental in expanding that company’s market from Missouri to include Illinois, Texas, and Massachusetts. From 1989 to 1992 he was employed by BKD, LLP (then known as Baird, Kurtz, and Dobson), one of the largest CPA and advisory firms in the United States, where he attained the position of Senior Accountant. Kevin is a Certified Public Accountant and a graduate of Missouri State University.